Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Second Quarter 2023 Financial Results

CHICAGO— (August 9, 2023) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the second quarter ended June 30, 2023.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “Our capital structure is among the best in the mortgage REIT sector and the strongest in the cannabis space. We have no shortage of demand for capital from strong credit operators, and that demand is reflected in our pipeline. As planned, we intentionally held back on our loan originations pace during the quarter to remain highly selective on new investments. In doing so, we have been able to take advantage of a new program with the State of New York that offers the opportunity within the REIT to fund up to $50 million in long-term financing at an attractive rate.”

Tony Cappell, Chief Executive Officer, added, “With an ongoing shakeout within the industry of both capital providers and less-experienced cannabis operators, we continue to benefit from our past decisions to focus primarily on vertically integrated operators and limited license states. The loan portfolio is well-positioned with the percentage of floating rate loans at 88%, real estate collateral coverage of 1.5x, a loan-to-enterprise value of 41% and a weighted average yield to maturity at 19.2%. With leverage of 16% at quarter end and over $46 million of current liquidity, we have the flexibility to pursue continued growth in the portfolio.”

Portfolio Performance

●	As of June 30, 2023, total loan commitments of approximately $329.2 million ($315.6 million funded, $13.6 million in future fundings) across 25 portfolio investments.

●	Weighted average yield to maturity was approximately 19.2% as of June 30, 2023 compared with approximately 19.4% as of March 31, 2023.

●	Real estate collateral coverage was 1.5x as of June 30, 2023 compared with 1.6x as of March 31, 2023.

●	Loan to enterprise value (calculated as outstanding principal balance divided by total value of collateral) was approximately 41.0% as of June 30, 2023 and March 31, 2023.

●	The percentage of loans which bear a variable interest rate remained stable at approximately 88% as of June 30, 2023 and March 31, 2023.

Investment Activity

●	During the second quarter, Chicago Atlantic had total gross originations of $1.9 million, all of which was funded to existing borrowers. New originations were more than offset by principal repayments of $6.9 million, of which $5.0 million was attributable to unscheduled early repayments.

●	During the quarter, the Company established an at-the-market equity program (the “ATM Program”) that allows Chicago Atlantic to issue, at its discretion, up to $75 million of shares of common stock to the public from time to time. The Company subsequently issued approximately 80,000 shares of common stock at a weighted average price of $15.78 per share, raising net proceeds of approximately $1.2 million.

●	On June 30, 2023, the Company increased the availability on its revolving credit facility to $100.0 million. The Company had $43.0 million and $58.0 million outstanding on the revolving credit facility as of June 30, 2023 and August 9, 2023, respectively. The Company currently has total liquidity of approximately $46.4 million, comprised of $4.4 million in cash and $42.0 million of availability under the credit facility.

●	On June 30, 2023, New York Governor Kathy Hochul and Chicago Atlantic announced that Chicago Atlantic will invest up to $150 million across its platform in the New York State Cannabis Social Equity Investment Fund (or the “New York Fund”). The REIT’s funding is subject to the identification and due diligence of appropriate dispensary locations, a process to which Chicago Atlantic’s in-house real estate team has lent its considerable expertise.

●	On August 1, 2023, the REIT advanced $18.8 million, which will fund the opening of 17 dispensaries, at least 15 of which are expected to be operational in late fourth quarter of 2023.

Dividends

●	On July 14, 2023, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the second quarter of 2023 to common stockholders of record on June 30, 2023.

Second Quarter 2023 Financial Results

●	Net interest income of approximately $13.7 million, representing a sequential decrease of 8.3%; due to the impact of timing of early principal repayments and lower average principal outstanding during the three months ended June 30, 2023 compared to March 31, 2023. Additionally, the decrease reflects the impact of one loan placed on non-accrual status during the quarter which represented approximately $0.6 million of the total decrease. These decreases were partially offset by approximately $0.6 million of interest income from prepayment fees and acceleration of original issue discounts, and a decrease in the weighted average borrowings on the revolving credit facility.

●	Total expenses of approximately $3.9 million before provision for current expected credit losses, representing a sequential decrease of 5.8%; primarily attributable to a $0.3 million decrease in net management and incentive fees.

●	The total reserve for current expected credit losses of $5.2 million increased sequentially by $1.1 million and amounts to approximately 1.6% of the portfolio principal balance of $318.0 million as of June 30, 2023.

●	Distributable Earnings of approximately $10.1 million, or $0.55 per weighted average diluted common share, representing a sequential decrease of 11.3%.

●	Book value per common share of $15.06 as of June 30, 2023 compared with $15.04 as of March 31, 2023, primarily due to second quarter distributable earnings in excess of the regular quarterly dividend of $0.47, offset by the increase in the provision for current expected credit losses.

●	As of June 30, 2023, the Company had $43.0 million outstanding on its $100.0 million secured credit facility, resulting in a leverage ratio (debt to book equity) of approximately 16%.

2023 Outlook

Chicago Atlantic affirmed its 2023 outlook previously issued on March 9, 2023.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call later today at 9:00 a.m. Eastern Time. Interested parties may access the conference call live via webcast on Chicago Atlantic’s investor relations website or may participate via telephone by registering using this online form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Chicago Atlantic posted its Second Quarter 2023 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has over 50 employees and has deployed over $1.8 billion across more than 50 loans.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan SCR Partners

(615) 942-7077

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2023 (unaudited)	December 31, 2022
Assets
Loans held for investment	$314,536,900	$339,273,538
Current expected credit loss reserve	(5,121,577)	(3,940,939)
Loans held for investment at carrying value, net	309,415,323	335,332,599
Cash	18,020,688	5,715,827
Debt securities, at fair value	877,610
Interest receivable	944,812	1,204,412
Other receivables and assets, net	1,010,720	1,018,212
Related party receivables	237,885	-
Total Assets	$330,557,038	$343,271,050

Liabilities
Revolving loan	$43,000,000	$58,000,000
Dividend payable	8,708,161	13,618,591
Management and incentive fees payable	1,799,667	3,295,600
Related party payable	1,601,773	1,397,515
Accounts payable and other liabilities	1,415,612	1,058,128
Interest reserve	341,951	1,868,193
Total Liabilities	56,867,164	79,238,027
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 18,175,393 and 17,766,936 shares issued and outstanding, respectively	181,754	176,859
Additional paid-in-capital	276,405,754	268,995,848
Accumulated earnings (deficit)	(2,897,634)	(5,139,684)
Total stockholders’ equity	273,689,874	264,033,023
Total liabilities and stockholders’ equity	$330,557,038	$343,271,050

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the three months ended	For the three months ended	For the three months ended
	June 30, 2023	March 31, 2023	June 30, 2022
Revenues
Interest income	$14,659,222	$16,527,304	$11,850,028
Interest expense	(994,926)	(1,618,296)	(449,556)
Net interest income	13,664,296	14,909,008	11,400,472

Expenses
Management and incentive fees, net	1,799,667	2,138,005	1,247,561
General and administrative expense	1,280,401	1,274,825	777,212
Professional fees	537,894	569,375	743,670
Stock based compensation	263,844	138,335	122,525
Provision for current expected credit losses	1,139,112	96,119	1,045,665
Total expenses	5,020,918	4,216,659	3,936,633

Net Income before income taxes	8,643,378	10,692,349	7,463,839
Income tax expense	-	-	-
Net Income	$8,643,378	$10,692,349	$7,463,839

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.48	$0.60	$0.42
Diluted earnings per common share (in dollars per share)	$0.47	$0.60	$0.42

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	18,094,288	17,879,444	17,657,913
Diluted weighted average shares of common stock outstanding (in shares)	18,273,512	17,960,103	17,752,413

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended	For the three months ended	For the three months ended
	June 30, 2023	March 31, 2023	June 30, 2022
Net Income	$8,643,378	10,692,349	7,463,839

Adjustments to net income
Non-cash equity compensation expense	263,844	138,335	122,525
Depreciation and amortization	91,798	167,304	168,826
Provision for current expected credit losses	1,139,112	96,119	1,045,665
Distributable Earnings	10,138,132	11,094,107	8,800,855
Adjustments to Distributable Earnings	-	-	-
Adjusted Distributable Earnings	10,138,132	11,094,107	8,800,855
Basic distributable earnings per common share (in dollars per share)	$0.56	$0.62	$0.50
Diluted distributable earnings per common share (in dollars per share)	$0.55	$0.62	$0.50
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	18,094,288	17,879,444	17,657,913
Diluted weighted average shares of common stock outstanding (in shares)	18,273,512	17,960,103	17,752,413